Exhibit 99.9

NOMINEE HOLDER CERTIFICATION

FOR dELiA*s, INC. RIGHTS OFFERING

The undersigned hereby certifies that it is a broker-dealer registered with the Securities and Exchange Commission, a commercial bank or trust company, a securities depository or participant therein, or a nominee holding of record of              shares of common stock of dELiA*s, Inc. (the “Company”) on behalf of              beneficial owners as of the close of business on [            ], 2005, the record date for the rights offering described in the Prospectus dated [            ], 2005 (the “Prospectus”). The undersigned has received a copy of the Prospectus. As stated in the Prospectus, one non-transferable subscription right was distributed for every share the Company’s Common Stock held of record as of the close of business on the record date.

The undersigned, on behalf of the beneficial owners of              subscription rights, is subscribing for              shares of the Company’s Common Stock at $             per share pursuant to the exercise of subscription rights pursuant to the terms described in the Prospectus.

The undersigned further certifies that each subscriber for whose account the undersigned is subscribing for shares of the Company’s Common Stock is a bona fide beneficial owner of the Company’s Common Stock as of the Rights Offering Record Date and that such beneficial ownership is reflected on the undersigned’s records. The undersigned agrees to provide the Company or its designee with such additional information as the Company deems reasonably necessary to verify the foregoing.

Name of Record Holder

By:

Name: (Print)

Title:

Address:

Telephone Number:

Date: , 2005